       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Shareholders
Helm Resources, Inc.
Greenwich, Connecticut

We have audited the accompanying consolidated balance sheet
of Helm Resources, Inc. and Subsidiaries as of December 31,
1995,  and  the  related consolidated statements  of  loss,
shareholders' capital deficit and cash flows  for  each  of
the  two years in the period ended December 31, 1995. These
financial   statements  are  the  responsibility   of   the
Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally
accepted  auditing standards. Those standards require  that
we   plan  and  perform  the  audit  to  obtain  reasonable
assurance about whether the financial statements  are  free
of material misstatement. An audit includes examining, on a
test basis, evidence supporting the amounts and disclosures
in   the  financial  statements.  An  audit  also  includes
assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Helm Resources, Inc.
and Subsidiaries at December 31, 1995 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

The  accompanying  consolidated financial  statements  have
been prepared assuming that the Company will continue as  a
going  concern.  At December 31, 1995, the  Company  had  a
working  capital  deficit  of  $3,716,000,  which  includes
$1,000,000 outstanding under a line of credit which  is  in
default.  As  discussed in Note 5(b)  to  the  consolidated
financial statements, the Company's wholly-owned subsidiary
was  in  violation of certain loan covenants in  accordance
with its line of credit agreement and the agreement expired
February  28, 1996. Management is currently in negotiations
with  the  lender to renew the line of credit.  Further  as
discussed  in Note 13(a), the Company is a defendant  in  a
lawsuit  alleging wrongful death and punitive damages.  The
amount   of  damages  claimed  substantially  exceeds   the
Company's insurance coverage and the Company is unable to predict the outcome of the litigation. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these matters.



BDO Seidman, LLP


New York, New York

March 21, 1996

                HELM RESOURCES, INC. AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEET
                            (In thousands)
                          DECEMBER 31, 1995





                                ASSETS

CURRENT ASSETS:
 Cash                                                        $  434
 Accounts receivable                                          2 052
 Inventories                                                    267
 Current portion of promissory notes
   receivable from officers                                     180
 Due from affiliates                                            250
 Prepaid expenses                                               138
 Other current assets                                            59
                                                              -----
       TOTAL CURRENT ASSETS                                   3 380

INVESTMENTS IN AFFILIATES                                     2 278

PROMISSORY NOTES RECEIVABLE FROM OFFICERS                       554

PROPERTY, PLANT AND EQUIPMENT, net                            2 448

DEFERRED CHARGES AND OTHER ASSETS                               401
                                                             ------
                                                             $9 061
                                                             ======



















       See accompanying notes to consolidated financial statements

                HELM RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
                  (In thousands, except par values)
                          DECEMBER 31, 1995
                             (continued)




            LIABILITIES AND SHAREHOLDERS' CAPITAL DEFICIT
CURRENT LIABILITIES:
 Notes payable to affiliates                               $ 2 038
 Accounts payable                                            1 897
 Accrued interest                                              164
 Accrued expenses                                            1 406
 Current portion of long-term debt                           1 332
 Contract settlement                                           259
                                                           -------
       TOTAL CURRENT LIABILITIES                             7 096

LONG-TERM DEBT, NET OF CURRENT PORTION                       1 477

SUBORDINATED DEBENTURES, NET OF CURRENT PORTION              3 241

OTHER LIABILITIES                                              101
                                                          --------
       TOTAL LIABILITIES                                    11 915
                                                          --------
COMMITMENTS AND CONTINGENCIES (NOTE 13)

SHAREHOLDERS' CAPITAL DEFICIT:
 Preferred stock, $.01 par value: shares
   authorized 5,000; issued and outstanding
   40 shares                                                     -
 Common stock, $.01 par value: shares
   authorized 15,000; issued and outstanding
   2,399 shares                                                 24
 Additional paid-in capital                                 19 889
 Unrealized gain on available for sale securities              763
 Deficit                                                   (23 501)
                                                         ---------
                                                            (2 825)

 Less: 6 shares of treasury stock, at cost                     (29)
                                                         ---------
       TOTAL SHAREHOLDERS' CAPITAL DEFICIT                  (2 854)
                                                         ---------
                                                           $ 9 061
                                                         =========

          See accompanying notes to consolidated financial statements

                 HELM RESOURCES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF LOSS
               (In thousands, except per share amounts)



                                                       Year ended
                                                      December 31,
                                                  -------------------
                                                    1995      1994

SALES                                            $15 183   $14 214
                                                 -------   -------
COSTS, EXPENSES AND OTHER:
 Cost of sales                                    11 953    11 533
 Selling, general and administrative expenses      3 917     4 534
 Gain on sale of securities                         (738)     (100)
 Lease termination costs                            (233)      233
 Equity in net loss of affiliates                    132       256
 Increase in underlying equity of affiliates        (123)     (371)
 Distribution from affiliates (cost method)          (40)      (48)
 Interest and debt expense                           989       885
 Interest income                                     (80)     (131)
                                                  ------    ------
     Total costs, expenses and other              15 777    16 791
                                                  ------    ------
LOSS BEFORE EXTRAORDINARY ITEM                      (594)   (2 577)

EXTRAORDINARY ITEM                                     -       (85)
                                                  ------   -------
NET LOSS                                          $ (594)  $(2 662)
                                                  ======   =======
LOSS PER COMMON SHARE:
 Loss before extraordinary item                   $  (32)  $  (125)
 Extraordinary item                                   -        (04)
                                                  ------   -------
     Net loss                                     $  (32)  $  (129)

 Weighted average number of common shares
 outstanding                                       2 231     2 158
                                                  ======   =======









        See accompanying notes to consolidated financial statements

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' CAPITAL DEFICIT
                      YEARS ENDED DECEMBER 31, 1995 AND 1994
                       (In thousands, except number of shares)

                                                                                          Unrealized
                                                                                         gain(loss)on
                                            Preferred stock   Common stock    Additional  available             Treasury stock
                                            --------------- -----------------   paid-in    for sale             --------------
                                            Shares   Amount  Shares   Amount    capital   securities   Deficit  Shares  Amount
                                            ------   ------ --------- ------  ---------- ------------ --------- ------  ------
Balance at January 1, 1994                  41 125  $   -   2 124 356 $  21     $19 494   $     831   $(20 245)  6 362  $ (29)

Common stock issued for interest accrued at
 December 31, 1993 on 13.5% convertible
 subordinated debentures                     -          -      35 671     1          46           -       -        -       -

Shares issued in connection with exercise of
 options                                     -          -         800      -          3           -       -        -       -

Preferred stock received from officers in
 payment of promissory notes                (3 350)     -          -       -       (167)          -       -        -       -

Issuance of preferred stock in connection
 with retirement of debt                     5 300      -          -       -        534           -       -        -       -

Unrealized loss on available for sale
 securities                                    -        -          -       -          -         (46)      -        -       -

Other                                          -        -          -       -        (70)          -       -        -       -

Net loss                                       -        -          -       -          -           -    (2 662)     -       -
                                            ------     ---     ---------  ---      -------     ----   --------  -----    ----
Balance at December 31, 1994                43 075      -      2 160 827   22       19 840      785   (22 907)  6 362    (29)

Common stock issued for interest accrued
 at December 31, 1994 and interest payable
 during the year on 13.5% convertible
 subordinated debentures                        -       -       208,857     2          173       -        -        -      -

Preferred stock received from officers in
 connection with retirement of debt         (3 075)     -          -        -         (154)      -        -        -      -

Shares issued in connection with settlement    -        -        9 719      -           10       -        -        -      -

Shares issued in connection with directors'
 fees payable                                  -        -       20,000      -           20       -        -        -      -

Unrealized loss available for sale securities  -        -            -      -            -     (22)       -        -      -

Net loss                                       -        -            -      -            -       -     (594)       -      -
                                            ------     ----  ---------    ---       -------   ---- ---------     -----   -----
Balance at December 31, 1995                40 000     $  -  2 399 403    $24       $19,889   $763 $(23 501)     6 362   $(29)
                                            ======     ====  =========    ===       =======   ==== =========     =====   =====

                See accompanying notes to consolidated financial statements

                HELM RESOURCES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                         Year ended
                                                        December 31,
                                                        -------------
CASH FLOWS FROM OPERATING ACTIVITIES:                    1995     1994
 Net loss                                               $(594)  $(2 662)
 Adjustments to reconcile net loss to net               -----   -------
   cash provided by (used in) operating activities:
     Share of losses of affiliates                        132       256
     Gain on sale of securities                          (738)     (100)
     Increase in underlying equity of affiliate          (123)     (371)
     Depreciation and amortization                        669       639
     Other amortization                                    62       290
     Interest paid through issuance of common stock       175        47
     Directors' fee paid through issuance of common stock  20         -
     Minority interest                                      -        17
     Other                                                (19)       96
     Changes in assets and liabilities:
       Decrease (increase) in:
         Accounts receivable                               97        81
         Inventories                                      (88)       16
       Increase in:
         Accounts payable and accrued expenses            639       332
         Other                                            138       163
                                                        -----    ------
          Total adjustments                               964     1 466
                                                        -----    ------
          Net cash provided by (used in)
              operating activities                        370    (1 196)
CASH FLOWS FROM INVESTING ACTIVITIES:                   -----    ------
 Proceeds from sale of InterSystems Nebraska                -       300
 Proceeds on sale of securities                           617       194
 Purchases of property, plant and equipment              (204)     (380)
 Advances to (from) affiliates                            (15)       49
          Net cash provided by                          -----    ------
            investing activities                          398       163
CASH FLOWS FROM FINANCING ACTIVITIES:                   -----    ------
 Proceeds from issuance of debt                             -     2 388
 Net borrowings on line of credit                           -       493
 Borrowings from affiliates                               423         -
 Decrease in notes payable and long-term debt            (864)   (1 617)
 Retirement of debentures                                 (13)     (400)
 Distributions from investment                             79         -
                                                        -----    ------
          Net cash provided by (used in)
            financing activities                         (375)      864
                                                        -----    ------
NET INCREASE (DECREASE) IN CASH                           393      (169)
CASH, beginning of year                                    41       210
                                                        -----    ------
CASH, end of year                                       $ 434      $ 41
                                                        =====    ======

         See accompanying notes to consolidated financial statements

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                ==========================================


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

     (a)  Business and Basis of Presentation

          Helm Resources, Inc. (the "Company") initiates, develops, acquires and oversees the management of various business enterprises. Over the last two years, the Company owned a controlling or large stock interest in the following operating entities:

          (i) Interpak Terminals, Inc. ("Interpak"), a wholly-owned subsidiary located primarily in Houston, Texas, provides packaging, warehousing, distribution and bulk transfer services for plastic resin producers and distributors.

          (ii) InterSystems, Inc., a Delaware corporation ("ISI"), a 35% (in 1995) and a 41% (in 1994) owned subsidiary, which specializes in the custom-compounding of thermoplastic resins for the petrochemical industry, through ISI's wholly-owned subsidiary in Houston, Texas and through ISI's wholly-owned subsidiary in Omaha, Nebraska, is also engaged in the design, manufacture, sale and leasing of equipment for sampling, conveying, elevating, weighing and cleaning a wide variety of products for agriculture and other industries. Additionally, ISI also markets rolling doors and hurricane shutters.

           The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Due to a deficiency in working capital of $3,716,000 at December 31, 1995 (which includes $1,000,000 outstanding under a line of credit which is in default) and a potentially significant lawsuit described in Note 13(a), there is substantial doubt about the Company continuing in business. The consolidated financial statements do not include any adjustments that might result from the outcome of these matters.

           All significant intercompany balances and transactions have been eliminated in consolidation, where appropriate.

    (b)   Inventories

          Inventories, consisting of packaging supplies, are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

    (c)   Property, Plant, Equipment and Leasehold Improvements

          Property, plant, equipment and leasehold improvements are stated at cost. The Company provides for depreciation principally by utilizing the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided based on the shorter of the lease term or the useful lives of the assets. For income tax purposes, depreciation on certain assets is calculated using accelerated methods.

    (d)   Revenue Recognition

           Sales are recorded in the periods that services are provided.

    (e)   Management's Estimates and Assumptions

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any adjustments when necessary.

    (f)   New Accounting Pronouncements

           In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 requires, among other things, that impairment losses on assets to be held, and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations. The Company will adopt SFAS No. 121 in 1996 and its implementation is not expected to have a material effect on the consolidated financial statements.

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Continued)
                 ==========================================




NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25. However, the Company will be required to provide additional disclosures beginning in 1996 providing pro forma effects as if the Company had elected to adopt SFAS No. 123.

    (g)   Loss Per Share

           Loss per share is computed on the basis of weighted average number of outstanding shares of common stock during the year. Equivalents were not included since they were anti-dilutive. The loss has been adjusted to reflect the dividends on the Series A and B 8% preferred stock.

    (h)   Income Taxes

           The Company follows Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires, among other things, a liability approach to calculating deferred income taxes.

    (i)   Investments

           The Company generally accounts for all investments in which it owns 20% or more of the investees' outstanding common stock and for investments over which it has significant influence on the equity method. Other investments are generally carried on the cost method. In accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FASB 115"), the Company classifies securities in certain companies accounted for under the cost method (see (Note 2) as Available for Sale securities. The securities are recorded at fair value with the resulting gain (or loss) credited (or charged) to equity, for Available for Sale securities.

    (j)   Changes in Underlying Equity of Affiliates

           Where appropriate, the Company records changes in its underlying equity of affiliates in its statement of loss, in compliance with Staff Accounting Bulletin No. 51.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

    (k)   Credit Risk Concentration

           Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company has one major customer (see
Note 14) and had receivable balances from this customer of $796,000 at December 31, 1995. Most of the Company's customers are in the petro-chemical business and are located in the Southwest part of the country.


NOTE 2 - INVESTMENTS IN AND ADVANCES TO AFFILIATES

           Investments in and advances to affiliates consist of the following at December 31, 1995 (dollars in thousands):

           Name       Ownership %   Investment  Advances to
        --------      -----------   ----------  -----------
        ISI                35.0       $238        $102
        Mezzanine           9.0        303           -
        Unapix              3.4        763           -
        PFS                19.0        225           -
        Joint venture      25.0        749           -
        Other               -            -         148
                                    ------       -----
                                    $2 278        $250
                                    ======       =====

            Equity  in  earnings  (loss)  for  the  equity   method
investments and distributions from the cost method investments are as follows (in thousands and for the years ended December 31):

              Name                    1995       1994
             -----                   -----      -----
          ISI                       $ (253)     $(294)
          PFS                           35          -
          Joint venture                 86         38
                                    ------      -----
                                      (132)      (256)
          Mezzanine                     40         48
                                    ------      -----

                                      $(92)     $(208)
                                    ======      =====

                               F-11

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 2 - INVESTMENTS IN AND ADVANCES TO AFFILIATES (Continued)

    InterSystems, Inc. ("ISI")

           The Company accounts for its investment in ISI on the equity method. The quoted market value of the Company's share of ISI's common stock was approximately $3,325,500 as of December 31, 1995.

           In 1995, ISI issued shares of its common stock upon the conversion of $252,000 of debentures and received proceeds of $165,000 from the exercise of warrants to purchase common stock. In 1994, ISI issued shares of its common stock upon the conversion of $598,000 of debentures. In addition, the redemption value of $275,000 of common stock was classified within ISI's shareholders' equity. The Company's percentage ownership share in these increases in ISI's shareholders' equity has been reflected as income, in compliance with Staff Accounting Bulletin No. 51. Subsequent to December 31, 1995, ISI sold additional shares of its common stock which reduced the Company's ownership interest to approximately 25%.

          Significant accounting policies for ISI are as follows:

     Inventories

           Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.


     Property, Equipment and Leasehold Improvements

          Property, equipment and leasehold improvements are stated at cost. The Company provides for depreciation and amortization on certain equipment by utilizing the units of production method based upon the number of hours the compounding equipment operates.
Depreciation and amortization on other equipment and leasehold improvements is provided using the straight-line method over the estimated useful lives of the assets or the lease period, whichever is less. For income tax purposes, depreciation on certain assets is calculated using accelerated methods.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 2 - INVESTMENTS IN AND ADVANCES TO AFFILIATES (Continued)

     Revenue Recognition

           Sales are recorded in the periods that products are shipped or as services are performed.

     Lease Accounting

           ISI leases grain sampling systems to certain of its customers. The leases generally provide for revenues based on samples taken on a monthly basis with a minimum number on an annual basis. Revenue is recorded monthly based on the number of samples and any difference between the number billed and the minimum annual amount is recorded on the annual anniversary date of the lease.

           Equipment leased to others is recorded at cost and is being depreciated on a straight-line basis over eight years.

     Summarized Financial Data

          Summarized financial data for ISI as of December 31, 1995 and 1994 and for the years then ended is as follows (in thousands):

                                             1995      1994
                                           ------    ------
          Balance sheet data:
            Current assets               $  5 320  $  4 089
            Other assets                    6 007     6 450
                                         --------  --------
            Total assets                   11 327    10 539

            Current liabilities            (5 947)   (4 375)
            Long-term liabilities          (4 675)   (5 197)
                                         --------    ------

            Stockholders' equity         $    705  $    967
                                         ========  ========
          Income statement data:
            Revenues                     $ 16 555  $ 15 063
            Expenses                       17 250    15 795
                                         --------  --------
                      Net loss           $   (695) $   (732)
                                         ========  ========

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



 NOTE 2 - INVESTMENTS IN AND ADVANCES TO AFFILIATES (Continued)

     Mezzanine Financial Fund, L.P. ("Mezzanine")

          Mezzanine, a limited partnership, is engaged in a variety of investments and loans. Certain officers of the Company are the principal shareholders of the general partner that provides management services to Mezzanine. The Company accounts for this investment on the cost method, the carrying value of which approximates market.

           During 1995, Arcadian Financial Corp. (61% owned by the Company) sold its portfolio of loans to Mezzanine for $60,000, which approximated book value and ceased operations.

            Mezzanine  provided  loans  to  the  Company  and   its
subsidiaries in 1995 (see Note 5).

     Unapix Entertainment, Inc. ("Unapix")

           Unapix is engaged in the worldwide distribution of feature films, documentaries, live action children series and other special interest programming.

           The shares of Unapix common stock held by the Company have been classified as Available for Sale Securities. The unrealized gains (losses) from this investment have been credited (debited) to a component of equity.

     Professional Financial Services, Inc. ("PFS")

           In March 1995, the Company sold $200,000 of its interest in Mezzanine for 400,000 shares of common stock in PFS. PFS, through its wholly-owned subsidiary, is in the business of financing receivables of health care related enterprises. PFS is controlled by affiliates of the Company and has been accounted for on the equity method.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 2 - INVESTMENTS IN AND ADVANCES TO AFFILIATES (Continued)

     Joint Venture

          On August 19, 1994, Interpak entered into a joint venture agreement with a company for the purchase of a warehouse facility. Interpak has a 25% interest in the joint venture which is accounted for using the equity method of accounting. To finance its investment, Interpak entered into a loan agreement with its joint venture partner. The agreement allowed for borrowings up to $750,000 for Interpak's initial contribution to the joint venture. At December 31, 1995, Interpak had borrowed $703,000 under this agreement (see Note 5). Also, Interpak entered into a lease agreement with the joint venture for the lease of the warehouse facility. Interpak's share of net income from the joint venture for the years ended December 31, 1995 and 1994 was $86,000 and $38,000, respectively. The Company received distributions from the joint venture totalling $79,000 for the year ended December 31, 1995 which were used to pay interest on the note payable. Following is a summary of financial position, revenue and net income of the joint venture (in thousands):

                                           December 31,   December 31,
                                               1995           1994
                                           -----------    -----------
Assets:
     Land, building and improvements, net   $5 132         $5 149
     Other                                     257            426
                                            ------         ------
                                            $5 389         $5 575
                                            ======         ======
Liabilities and equity:
     Note payable                           $2 270         $2 445
     Other                                     123            165
     Equity                                  2 996          2 965
                                            ------         ------
                                            $5 389         $5 575
                                            ======         ======

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 2 - INVESTMENTS IN AND ADVANCES TO AFFILIATES (Continued)

                                                       Period from
                                                         inception
                                                       (August 19,
                                                             1994)
                                         Year ended        through
                                          December 31,   December 31,
                                              1995           1994
                                         ------------   -------------

Rental income                                 $751           $274
                                              ====           ====
Net income                                    $346           $151
                                              ====           ====


NOTE 3 - RELATED PARTY TRANSACTIONS


     (a)  Sale of Securities

        During 1995, two officers of the Company purchased 44,282 shares of restricted common stock of Unapix, 74,366 shares of restricted common stock of PFS, and 60,405 shares of restricted common stock of ISI at market value from the Company for $344,000. One-half of the purchase price was paid in cash and the other half by surrender of senior subordinated notes due to them. The purchases were approved by the Board of Directors and the Company realized a gain from the transaction of $293,000 in 1995.

        Additionally, in 1995, the Company had nonrelated party transactions in which it sold 78,925 shares of Unapix stock, which resulted in a gain of $428,000 and sold 9,100 shares of ISI stock, which resulted in a gain of $17,000.

     (b)  Other

        Interpak provides management services to Chemtrusion, Inc. (a subsidiary of ISI), which comprises one of ISI's businesses. The allocated expenses for such management services, based on certain formulas which management deems to be reasonable, amounted to $36,000 in 1995 and 1994. At December 31, 1995 and 1994, Interpak
had accounts receivable totalling $195,000 and $121,000, respectively, due from ISI. The balances consist primarily of managerial and administrative expenses incurred by Interpak on behalf of the affiliate.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 3 - RELATED PARTY TRANSACTIONS (continued)


        Management and administrative salaries of the Company are allocated to affiliates based upon estimated time devoted to the respective operations. All other allocations of general corporate expense are recorded on a specific identification method. In 1995 and 1994, $605,000 and $509,000, respectively, were allocated to affiliates and reduced from the Company's expenses.


NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment consist of the following at December 31, 1995 (in thousands):

         Machinery and equipment                    $ 8 339
         Furniture and fixtures                         980
         Leasehold improvements                       1 304
                                                    -------
                                                     10 623

         Less:  Accumulated depreciation
           and amortization                           8 175
                                                    -------
                                                    $ 2 448
                                                    =======

NOTE 5 - NOTES PAYABLE AND LONG-TERM DEBT

     (a)  Short-Term Notes Payable

           Notes payable consist of the following at December 31, 1995 (in thousands):

          Revolving credit debt payable
           to Mezzanine                             $  340
          14% notes payable to shareholders          1 275
          15% notes payable to affiliates              373
          Other                                         50
                                                    ------
                                                    $2 038
                                                    ======

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================

NOTE 5 - NOTES PAYABLE AND LONG-TERM DEBT (Continued)

           Mezzanine has provided a line of credit, expiring December 31, 1996, totaling $350,000 for the Company (interest at
25% per annum). The Company has pledged its stock ownership in affiliates as security for the loan. Interest expense on this debt totalled $75,000 and $71,000 in 1995 and 1994, respectively.

          The 14% notes were due January 31, 1996 and have been extended on a month-to-month basis, thereafter. The notes bear interest at 14% per annum, payable 7% in cash and 7% in the Company's common stock. Total interest expense relating to these notes amounted to $199,000 and $215,000 in 1995 and 1994, respectively. In 1995, there was a net reduction of these notes of $172,000 in connection with the sale of investments (Note 3). In January 1996 $400,000 of these notes were repaid. Interest continues to be due at 14%, payable in cash.

          The 15% notes payable to an affiliate are unsecured notes payable to an affiliated company of Interpak. The notes bear interest at 15% payable monthly and are due at various dates through May 28, 1996. Subsequent to December 31, 1995, $170,000 of these notes were repaid.
     (b)  Long-term Debt

            Long-term debt (all at Interpak) consists of the following at December 31, 1995 (in thousands):

Revolving line of credit                               $1 000
Term loan, interest at 9.25%, payable in
 monthly installments of $31,675, including
 interest, through April 1999                           1 087
Note payable, interest at 13%, interest
 payable monthly with principal due
 September 2001 (see Note 2)                              703
Other                                                      19
                                                        -----
                                                        2 809
Less current maturities                                 1 332
                                                       ------
Total long-term debt                                   $1 477
                                                       ======

          A summary of maturities of long-term debt at December 31, 1995 is as follows (in thousands):

          Year ending December 31,                     Amount
          1996                                         $1 332
          1997                                            325
          1998                                            355
          1999                                             94
          Thereafter                                      703
                                                       ------
                                                       $2 809
                                                       ======

                   HELM RESOURCES, INC. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)

NOTE 5 - NOTES PAYABLE AND LONG-TERM DEBT (Continued)

           At December 31, 1995, Interpak had a revolving line of credit with a lending institution. The agreement provides for a maximum borrowing based on eligible receivables, as defined, or $1,000,000, which originally expired February 28, 1996 and has been extended on a monthly basis thereafter. The line of credit bears interest at prime plus 1-1/4% and is collateralized by substantially all assets of Interpak, Interpak's common stock, 400,000 shares of an affiliated company's stock and is guaranteed by the Company. The revolving line of credit agreement contains covenants which limit the amount of management fees and advances Interpak can pay Helm, restricts the incurrence of additional debt, and requires Interpak not to incur two consecutive months of losses beginning May 31, 1995, as defined. At December 31, 1995, Interpak was in violation of certain financial covenants.

           Management is currently in negotiations with the lender to renew the line of credit, as it has done for prior years. However, there is no guarantee that management will be able to renew the line of credit or at terms favorable to Interpak.

           The term loan agreement is collateralized by certain equipment and requires the maintenance of certain levels of tangible net worth and debt to equity ratio, as defined. At December 31, 1995, Interpak was in violation of certain financial covenants and has received a waiver of the violations through 1997.

           The note payable agreement is collateralized by a second lien on the joint venture's property and is subordinate to the joint venturer's mortgage note payable. Also, the note is guaranteed by the Company and an affiliated company.

     (c)  Contract Settlement

           At December 31, 1995, the contract settlement payable totaling $259,000 represents the remaining balance due from a $952,000 contract dispute settlement with a major customer of Interpak over billing arrangements in prior years.

                    HELM RESOURCES, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
                 ==========================================

NOTE 5 - NOTES PAYABLE AND LONG-TERM DEBT (Continued)

The  settlement was  recorded  in prior years' operating results.
At December 31, 1995, the Company was in arrears and is renegotiating new payment terms. Of the balance due at December 31, 1995, $86,000 bears interest at a range of 4.25% to 6% and $173,000 is noninterest bearing.

NOTE 6 - SUBORDINATED DEBENTURES

           Subordinated debentures of the Company consist of the following at December 31, 1995 (in thousands):

          12% subordinated debentures, due 1999,
            net of discount of $179
            (effective interest rate 12.5%)               $1 446

          8% convertible subordinated debentures
            due 1999                                       1 775

          Other                                               20
                                                          ------
                                                          $3 241
                                                          ======

     12% Subordinated Debentures, due 1999

           These bonds mature on August 31, 1999. Interest is payable in cash semiannually.

           In 1994, 12% debentures totaling $534,000 were exchanged for convertible 8% preferred stock. The extraordinary loss of $85,000 in 1994 represents the write-off of the related debt discounts.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 6 - SUBORDINATED DEBENTURES (Continued)

     8% Convertible Subordinated Debentures, due 1999

           In November 1989, stockholders approved the issuance of $1,800,000 principal amount of 8% subordinated convertible debentures to certain officers of the Company. The debentures bear interest at 8% per annum, payable on a quarterly basis, and are convertible, at the option of the holder, into common stock of the Company at a conversion price of $6.60 per share and will mature on December 1, 1999. The debentures were purchased by the officers with their individual promissory notes in the face amount of the debentures, each bearing interest at 9% per annum and are due December 1, 1999. Principal payments may be made by the officers up to a maximum of 10% of the total amounts of the notes annually and may be paid in cash or securities of the Company or its subsidiaries.

     Interpak Debentures

           In 1994, Interpak retired 12% debentures due in 1996  in
connection  with  obtaining  funds  from  a  new  term  loan   (see
Note 5(b)).


NOTE 7 - LIABILITIES

          Accrued expenses consist of the following at December 31, 1995 (in thousands):

            Payroll related expenses                $  594
            Other                                      812
                                                    ------
                                                    $1 406
                                                    ======

NOTE 8 - INCOME TAXES

            The Company and its eligible subsidiaries file a consolidated Federal income tax return. Other subsidiaries and affiliates file separate income tax returns.

            The Company has approximately $22,000,000 of net operating loss carryovers for Federal income tax purposes that expire in years through 2009. Certain of these loss carryforwards are subject to future limitations in usage.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================




NOTE 8 - INCOME TAXES (Continued)

           Net deferred income taxes as of December 31, 1995 consisted of the following (in thousands):

                                                     Deferred Tax
                                                        Asset
                                                     ------------
Tax benefit of net operating loss carryovers            $ 7 700

Tax basis in excess of book basis of
 investments in unconsolidated subsidiaries               1 264

Expenses accrued for financial reporting
 purposes not deducted for tax purposes, net                 27
                                                        -------
Deferred tax asset                                        8 991

Valuation allowance                                      (8 991)
                                                        -------
      Net deferred tax asset                            $     -
                                                        =======

NOTE 9 - PREFERRED STOCK

           The Company has authorized the issuance of 5,000,000 shares of $.01 par preferred stock, which have been issued in three types of series which, as of December 31, 1995, are as follows:

    Series A preferred stock                     24 250

    Series A 8% cumulative convertible
      preferred stock                            13 750

    Series B 8% cumulative convertible
      preferred stock                             2 000
                                                 ------
                                                 40 000
                                                 ======

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 9 - PREFERRED STOCK (Continued)

          The Series A preferred stock has a stated value of $50.00 per share and each share is convertible into 3.3 shares of common stock at the greater of $15.00 or 66-2/3% of the then common stock market price.

           The Series A 8% cumulative convertible preferred stock with a stated value of $100.00 per share was issued in connection with a debenture refinancing in 1993. The shares are convertible into common shares at an exercise price of $0.96 for each $1.00 of stated value.

      The Series B 8% cumulative convertible preferred stock with a stated value of $100.00 per share was also issued in connection with the debenture refinancing. The shares are convertible into common shares at an exercise price of $0.94 for each $1.00 of stated value.

      Series A and B 8% cumulative convertible preferred stock provide the holders with voting rights in proportion with the respective shares of common stock that may be converted. The aggregate amount of unpaid dividends in arrears on the Series A and Series B preferred stock was $252,000 at December 31, 1995.


NOTE 10 - STOCK OPTIONS AND WARRANTS

           The 1982 Incentive Stock Option Plan, as amended, provides for the issuance of options to purchase up to 116,667 shares of common stock. Options are granted at market value on the date of the grant. In 1995 and 1994, no options were granted under this plan.

          No options were exercised during 1995. During 1994, 9,334 options issued in 1984 expired. During 1994, 800 options were exercised at an option price of $3.75.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 10 - STOCK OPTIONS AND WARRANTS (Continued)

           The options outstanding at December 31, 1995 are as follows:

                                                          Options
Expiration    Shares subject            Option      exercisable as of
   date         to option               price       December 31, 1995
- ----------    --------------           -------      -----------------
1996                1 234              $ 7.50                 1 234
1997               25 369              $ 7.50                25 369
1998                8 333              $ 9.375                8 333
2000                5 147              $ 3.75                 5 147
2001               10 335              $ 3.75 to $ 7.50      10 335
                   ------                                    ------
                   50 418                                    50 418
                   ======                                    ======

           In June of 1993, the Company issued 16,667 options at an exercise price of $1.50. These options expire after five years and vest over a three-year period. No options were exercised as of December 31, 1995.

           In 1994, the Board of Directors authorized the grant of 50,000 options at an exercise price of $1.25 per share. These options were granted in 1995. They will vest over a five-year period.

           In connection with a debenture refinancing completed in 1993, the Company issued 212,945 warrants to purchase the Company's common stock. The warrants expire on January 31, 1996, of which 112,945 have an exercise price of $0.96 and 10,000 are exercisable at $0.90.

           In 1994, the Company issued 50,000 warrants at an exercise price of $1.25 per share, which have a five-year vesting period. At December 31, 1995, 10,000 warrants were exercisable.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 11 - SHARES RESERVED FOR FUTURE ISSUANCE

           Shares reserved for future issuance at December 31, 1995 are as follows:

                                                    Shares
                                                   ---------
    Conversion of preferred stock                  1 725 000

    Conversion of 8% convertible
      subordinated debentures                        269 000

    Warrants to purchase common stock                263 000

    Shares reserved for stock options
     including options granted                       183 000
                                                   ---------
    Total shares reserved for future issuance      2 440 000
                                                   =========

NOTE 12 - EMPLOYEES' SAVINGS PLANS

           Subsidiaries of the Company sponsor qualified salary reduction plans under Section 401(k) of the Internal Revenue Code, covering substantially all salaried employees of these subsidiaries. The charges against consolidated income for the subsidiaries' contributions were approximately $14,000 and $29,000 in 1995 and 1994, respectively.


NOTE 13 - COMMITMENTS AND CONTINGENCIES

      (a) On December 13, 1993, Shirley Garner, the wife and duly appointed guardian of James A. Garner, commenced lawsuits against the Company and Interpak in the Probate and County Court of Brazoria County, State of Texas and in the 10th Judicial District Court for the County of Galveston, State of Texas. The suit in the District Court for the County of Galveston has been dismissed.

           In her original complaint, the plaintiff demanded a jury trial and sought an unspecified amount of damages arising from injuries sustained to Mr. Garner, an outside contractor, while performing services within a facility of Interpak, a Texas corporation and a subsidiary of the Company. The Company and other defendants have notified their respective insurance carriers of this claim, and the Company's primary general liability insurer, The Travelers Insurance Cos., has retained counsel in Houston and is defending this matter.
                               F-25

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 13 - COMMITMENTS AND CONTINGENCIES (Continued)

          Mr. Garner died in October 1995. On October 30, 1995, the plaintiff filed an amended complaint seeking wrongful death damages for herself and her two sons aggregating $17,500,000, medical expenses of $3,000,000 and punitive damages to the maximum extent allowable by law. The matter is presently scheduled for trial in late April 1996. The amended complaint alleges that Mr. Garner was an employee of Interpak, or that in the alternative, he was an independent contractor.

           Prior to the date of the incident, in the normal course of business, Interpak made application to reject coverage under the Texas Workers' Compensation Act and, upon approval by the state, obtained insurance coverage which provided excess indemnity insurance in the amount of $750,000 per incident, with a $250,000 deductible, and provided a maximum of $4,000,000 through underwriters at Lloyds. The purpose of these arrangements was to provide funds to the employer in order to pay statutory workers' compensation benefits. In addition, at the time of the incident in question, Helm had in place, on behalf of itself and its subsidiaries, a $1,000,000 primary general liability policy by The Travelers Insurance Cos., together with a $5,000,000 excess/umbrella policy through Westchester Fire Insurance Group. Neither The Travelers nor Westchester policy was written to provide for employer's liability under the Texas Workers' Compensation Act.

           Both Lloyds and the excess/umbrella liability carriers are monitoring this litigation. While The Travelers is vigorously defending this litigation, it is impossible to predict the outcome of this case or to reasonably estimate the amount of the damages, if any, which may be awarded by the jury in this case should the jury find for the plaintiff. Accordingly, no provision for any liability that may result has been recorded in the accompanying financial statements. Any verdict in excess of any insurance proceeds which may be available to Interpak or the Company under any applicable policies could have a material adverse effect upon the business and financial condition of Interpak and the Company, and may cause either or both of the companies to seek protection under applicable bankruptcy laws.

           In addition, the Company and its subsidiaries and affiliates are parties to lawsuits arising out of the ordinary course of business. While neither management nor counsel can express an opinion as to the likelihood of settlement of these actions, in the opinion of management, the amount of possible liability arising therefrom, either individually or in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================

NOTE 13 - COMMITMENTS AND CONTINGENCIES (Continued)

       (b) Interpak is obligated under various long-term noncancellable operating leases for its office and warehouse facilities expiring through 2005 at minimum annual rentals as follows:

                                   (in thousands)
          1996                         $3 609
          1997                          3 114
          1998                          2 875
          1999                          2 728
          2000                          2 167
          Thereafter                    3 783

           The above leases require the lessees to pay taxes, insurance and maintenance expenses. Certain leases include purchase or renewal options. Rent expense for all leases for 1995 and 1994 was $4,216,000 and $3,948,000, respectively.

      (c) Interpak leases a warehouse from a partnership in which certain executives of the Company are partners. The lease provides for minimum annual payments of $429,000 through 2005 plus cost of living increases. During the years ended December 31, 1995 and 1994, Interpak paid $527,000 and $508,000 under this lease agreement, respectively.

           Prior to December 31, 1994, Interpak informed the partnership that it would like to cancel the lease as part of its cost cutting program. The partnership agreed to cancel the lease only in connection with a sale of the property and Interpak's agreement to pay the closing costs on the sale in lieu of a lease termination fee. As of December 31, 1994, the Company had recorded costs associated with the termination of the lease totaling
$233,000. In 1995, a proposed sale of the property was not completed and Interpak decided to continue leasing the facility. Accordingly, the previously recorded termination cost of $233,000 was reversed in 1995, as a fourth quarter adjustment.

           During 1994, the Company entered into a warehouse lease with a joint venture in which the Company has a 25% ownership interest (see Note 2). The lease provides for minimum annual payments of $751,000 through August 31, 2001. During the years ended December 31, 1995 and 1994, the Company paid rents totalling approximately $751,000 and $270,000, respectively, under this agreement.

     (d) During 1995, Interpak entered into a three-year equipment lease with a company in which an officer of Interpak is a stockholder. The lease requires annual minimum lease payments totalling approximately $45,000 and expires November 30, 1998.

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================



NOTE 13 - COMMITMENTS AND CONTINGENCIES (Continued)

      (e) Certain subsidiaries of the Company have employment contracts with certain of its officers which provide for the payment of nonqualified, noncontributory, unfunded deferred compensation commencing at age 65 for a period of 15 years. The benefits under most of these contracts were frozen as of January 1, 1992. Included in other liabilities is $52,000 at December 31, 1995 and 1994, representing amounts due under the agreements.

     (f) The Company has employment contracts with continuous five-year terms with two of its officers. The officers have agreed to a reduced aggregate annual base compensation of $210,000 plus an annual bonus of 7% of pre-tax income, as defined. Of this amount, $150,000 is payable in the Company's common stock and $60,000 is payable in cash. At December 31, 1995, $490,000 is payable under these contracts and included in accrued expenses. The employment contracts, along with those for two additional officers of the Company, also include a provision for lump-sum payments in the event of a change in control of the Company. Payments to each officer are limited to 2.99 times their average compensation (as defined) during the prior five-year period (totaling approximately $2,340,000 at December 31, 1995). The agreements also provide for severance and other payments in the event the officers do not complete the original terms of the agreements or do not stay at the Company until age 65.

      (g) The Company has guaranteed certain debt of an affiliate totaling approximately $91,000 at December 31, 1995.


NOTE 14 - MAJOR CUSTOMERS

          Interpak had sales to significant customers for the years ended December 31, 1995 and 1994 as follows:

                                              Year ended
                                             December 31,
                                         --------------------
                                           1995       1994
                                            (in thousands)

Customer "A"                               $8 513     $8 027
Customer "B"                                1 509      1 131


                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================




NOTE 15 - STATEMENT OF CASH FLOWS

          Supplemental disclosures of cash flow information:

                                              Year ended
                                             December 31,
                                         --------------------
                                             1995       1994
                                              (in thousands)

Interest paid                                $659       $655

           Noncash transactions relating to investing and financing activities:

                                                Year ended
                                                December 31,
                                            -------------------
                                              1995       1994
                                               (in thousands)
Repayment of officers' notes receivable
 by exchange of preferred stock and, in
 1994, the exchange of debentures            $166       $180

Issuance of stock in settlement                10          -

Issuance of preferred stock                     -        534

Investment in joint venture upon the
 issuance of debt                               -        704

Net reduction of debentures exchanged           -        547

Exchange of investment in Mezzanine for
 investment in PFS                            200          -

Reduction of notes payable in exchange
 for common stock of affiliates               172          -

                   HELM RESOURCES, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Continued)
                ==========================================




NOTE 16 - PENDING SALE

           The Company is proceeding with the negotiations for the sale of Interpak to ISI. In November and December 1995, the Board of Directors of ISI elected two independent directors and created an acquisition committee. The committee will undertake an independent analysis of the proposed transaction utilizing the assistance of experts as it deems necessary and appropriate in its discretion, and will negotiate at arm's length with the Company in order to determine if the acquisition can be completed. The discussions between the Company and ISI are in the preliminary stages and no agreement in principal has been reached. If an agreement is reached, the acquisition would be subject to a number of conditions, including ISI arranging financing to complete the acquisition and stockholder approval.

           Currently, the sales price proposed by the Company would consist of a cash down payment, the assumption by ISI of certain of the Company's debentures and the issuance to the Company of shares of ISI's common stock.